                                                                     EXHIBIT 2.2

                                 AMENDMENT TO
                         ASSET CONTRIBUTION AGREEMENT


     THIS AMENDMENT TO ASSET CONTRIBUTION AGREEMENT (this "Amendment") is made as of January 5, 2001, by and among Command Cable of Eastern Illinois Limited Partnership, MediaOne of Illinois, Inc., Northwest Illinois TV Cable Company, S/D Cable Partners, Ltd., TCI American Cable Holdings, L.P., TCI of Bloomington/Normal, Inc., TCI Cablevision of Texas, Inc., UACC Midwest, Inc., United Cable Television of Illinois Valley, Inc., United Cable Television of Southern Illinois, Inc., Northwest Illinois TV Cable Co., TCI of Indiana Holdings, LLC, Insight Communications Company, L.P. and Insight Midwest, L.P. (collectively, the "Parties")

                                   RECITALS

     A. The Parties have entered into that Asset Contribution Agreement dated as of August 15, 2000 (the "Original Agreement," and as amended by this Amendment, the "Agreement"), pursuant to which Insight and AT&T have agreed to convey, or cause to be conveyed, to the Partnership certain cable television assets.

     B. The Parties wish to amend the Original Agreement as set forth in this Amendment.

                                  AGREEMENTS

     In consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment will have the meaning given to them in the Original Agreement.

2.   Northwest Illinois TV Cable Co.

     (a) Northwest Illinois TV Cable Co., a Delaware corporation ("Northwest Corp"), owns AT&T Assets related to the operation of cable television systems in and around the community of Monmouth, Illinois. Northwest Corp is deemed to be a party to the Original Agreement and is included in the definition of "AT&T Subsidiaries" and "AT&T," as the context requires. Northwest Corp shall be bound by all the terms and provisions of the Original Agreement and this Amendment as if it had signed the Original Agreement.

     (b) Exhibit B to the Original Agreement is amended and replaced in its
         ---------
entirety with Exhibit B attached hereto.
              ---------

3.   Amendments to Section 1.

     (a) Section 1 of the Original Agreement is amended to add the following definition:

     "Adjustment Time" means 12:01 A.M. on January 1, 2001.

     (b) Section 1.16 of the Original Agreement is hereby amended and restated to read as follows:

         1.16.  AT&T's Cable Business.  The cable television business and other
                ---------------------
     income-generating businesses related to the AT&T Systems conducted by AT&T through the AT&T Systems (including the advertising sales business related to the AT&T Systems, Exchange Systems and Sale Systems conducted by AT&T and its Affiliates through the AT&T Systems, Exchange Systems and Sale Systems).

     (c) Section 1.22 of the Original Agreement is hereby amended and restated to read as follows:

         1.22   Closing Time.  12:01 A.M. Mountain Time, on the Closing Date.
                ------------

4. Closing Date. The Parties agree that if all of the conditions to the Closing contained in the Agreement (other than those based on acts to be performed at the Closing) have been satisfied or waived on or prior to January 5, 2001, then the Closing will occur on January 5, 2001, which date will be the "Closing Date" under the Agreement.

5. Contribution of Assets. Section 2.2 of the Original Agreement is amended and restated in its entirety as follows:

         2.2    Restructuring of the Partnership. Prior to the Closing, the
                --------------------------------
     Partnership will form a wholly-owned limited liability company, Insight Midwest Holdings, LLC ("Newco"). Immediately prior to the Closing, the Partnership will transfer and assign to Newco its membership interest in Insight Communications of Indiana, LLC ("Indiana LLC") and its general partnership interest in Insight Communications of Kentucky, L.P. ("Kentucky L.P."). Immediately following the Closing, the Partnership will contribute the Assets (other than (i) the Insight LLC Interest, which will be retained by the Partnership, (ii) Holdings (Central Ohio)'s membership interest in Insight Central Ohio, which will be retained by Holdings (Central Ohio), and (iii) the Insight Central Ohio Assets, which will be retained by Insight Central Ohio), the Exchange Assets and the Sale Assets to Newco which in turn will immediately contribute all of such Assets, Exchange Assets and Sale Assets contributed to it by the Partnership to Indiana LLC. In addition, prior to the Closing the name of Insight Indiana will be changed to Insight Communications Midwest, LLC. Insight and TCI LLC will also mutually determine whether any amendments are required to the operating agreements of Indiana LLC, Kentucky L.P. or the Partnership's other subsidiaries in connection with the formation of Newco, the contribution of the assets described above or the other transactions contemplated by this Agreement. The transactions contemplated by this Section 2.2 are referred to herein as the "Partnership Restructuring." Any changes to the Partnership Restructuring as currently anticipated and any agreements related to the Partnership Restructuring, including, without limitation, the operating agreement of Newco and an amended and restated Partnership Agreement (which agreement will contain, among other things, provisions relating to programming and @Home that comply with the provisions set forth in the Term Sheet dated March 23, 2000 by and between AT&T Broadband, LLC and Insight Communications Company, L.P.), shall require the written consent of Insight and TCI LLC, which consent shall not be unreasonably withheld.

6.   Closing Adjustments.

     (a) Each of AT&T and Insight has specified, as applicable, on Exhibit 1 to this Amendment the Net Fair Market Value of the AT&T Assets, the Net Fair Market Value of the Insight Contributed Assets, the AT&T Permitted Debt and the Insight Permitted Debt, each amount to be effective as of the Closing.

     (b) The first three sentences of Section 3.2(c) of the Original Agreement are amended and restated in their entirety as follows:

     The AT&T Assets will be contributed to the Partnership subject to debt in the amount of $321,762,400, minus the AT&T Closing Adjustment if such amount is to be paid to the Partnership or plus the AT&T Closing Adjustment if such amount is to be paid by the Partnership, in each case as the AT&T Closing Adjustment is estimated as of the Closing Date pursuant to Section
     3.3 (the "AT&T Permitted Debt"). The AT&T Permitted Debt will be represented by one or more Demand Notes which shall be assumed by the Partnership on the Closing Date and which shall be assumed immediately thereafter by Newco on the Closing Date and which shall be refinanced immediately thereafter with borrowings under the New Credit Agreement. The Insight Contributed Assets will be contributed to the Partnership subject to debt in the amount of $547,572,000, minus the Insight Closing Adjustment if such amount is to be paid to the Partnership or plus the Insight Closing Adjustment if such amount is to be paid by the Partnership, in each case as the Insight Closing Adjustment is estimated as of the Closing Date pursuant to Section 3.3 (the "Insight Permitted Debt"). The Insight Permitted Debt will include, without limitation, (i) the amount to be borrowed by Insight under one or more Demand Notes to finance a portion of the purchase price payable by Insight under the Sale Agreement, which Demand Notes shall be assumed by the Partnership on the Closing Date and which shall be assumed immediately thereafter by Newco on the Closing Date and which shall be refinanced immediately thereafter with borrowings under the New Credit Agreement, (ii) the obligation of Insight Central Ohio to make payments to its preferred interest holder, Coaxial Central Ohio (the "Insight Central Ohio Component of the Insight Permitted Debt"), in an amount sufficient to enable Coaxial Central Ohio to pay (1) principal on its $140,000,000 10% Senior Notes due 2006 and (2) the accreted value on

     Coaxial LLC's $55,869,000 12 7/8% Senior Discount Notes due 2008 (collectively, the "Coaxial Central Ohio Debt"), which indebtedness will remain outstanding, and (iii) the principal amount of indebtedness outstanding under the Insight Central Ohio Credit Agreement, which indebtedness will remain outstanding.

     (c) The first four sentences of Section 3.2(d) of the Original Agreement are amended and restated in their entirety as follows:

     Immediately prior to the Closing, the AT&T Subsidiaries or their transferees and Insight will enter into the Demand Notes pursuant to which
     (1) the AT&T Subsidiaries or their transferees will refinance debt in an amount equal to all of the AT&T Permitted Debt and (2) Insight will refinance debt in an amount equal to a portion of the Insight Permitted Debt, other than the Insight Central Ohio Component of the Insight Permitted Debt and other than the indebtedness under the Revolving Credit Agreement dated as of October 7, 1998, as heretofore amended, among Insight Central Ohio and the lenders party thereto (the "Insight Central Ohio Credit Agreement"). On the Closing Date Newco will enter into a credit agreement on commercially reasonable terms (the "New Credit Agreement"), pursuant to which Newco will refinance all remaining indebtedness outstanding under the respective bank credit agreements of Indiana LLC and Insight Kentucky Partners I, L.P. (the "Existing Bank Debt"). Prior to the Partnership and Newco assuming the Demand Notes representing a portion of the Insight Permitted Debt, Insight shall be solely liable for such Demand Notes and TCI LLC shall not be liable for the foregoing indebtedness. Prior to the Partnership and Newco assuming the Demand Notes representing the AT&T Permitted Debt, the AT&T Subsidiaries or their transferees shall be solely liable for such Demand Notes and Insight shall not be liable for the foregoing indebtedness. On the Closing Date the Partnership will assume the Demand Notes, which in turn Newco will immediately assume from the Partnership, and the AT&T Subsidiaries or their transferees and Insight will be released from all of their obligations under the Demand Notes in accordance with the provisions of the related Assumption Agreement and the New Credit Agreement will thereafter be non-recourse to TCI LLC and Insight.

     (d) Section 3.3 of the Original Agreement is amended and restated in its entirety as follows:

         3.3  Closing Adjustments. The adjustments provided for below in this
              -------------------
     Section 3.3 shall be made as of Closing with respect to AT&T on the one hand and Insight and Insight Central Ohio on the other hand (the net amount of such adjustments being referred to herein as the "AT&T Closing Adjustment" as made with respect to AT&T and as the "Insight Closing Adjustment" as made with respect to Insight and Insight Central Ohio and as the "Closing Adjustments" as made with respect to either or both AT&T and Insight and Insight Central Ohio), with AT&T paying the Partnership or the Partnership paying AT&T, as the case may be, and with Insight paying the Partnership or the Partnership paying Insight, as the case may be; provided that, the Closing Adjustments as preliminarily determined as of the Closing Date will be paid through the adjustments described in Section 3.2. Subject to Section 3.3(j), the Insight Closing Adjustment shall be made in respect of each of the Insight Systems, the Exchange Systems and the Sale Systems.

          (a) Appropriate adjustments on a pro rata basis as of the Adjustment Time will be made with respect to each of the AT&T Systems and Insight Contributed Systems for all prepaid expenses other than inventory (but only to the extent the full benefit of such prepaid expenses will be realizable by the Partnership within 12 months after the Adjustment Time), accrued expenses (including real and personal property taxes), copyright fees and franchise or license fees or charges, prepaid income, subscriber prepayments and, subject to paragraph (f) below, accounts receivable related to such party's Cable Business (and, in the case of Insight, those related to the Exchange Systems and Sale Systems) to the extent specified in Section 3.3(f), all as determined in accordance with GAAP consistently applied and to reflect the principle that all expenses and income attributable to such party's Cable Business (and in the case of Insight attributable to the Exchange Systems and Sale Systems) for the period through and including the Adjustment Time are for the account of such party, and all expenses and income attributable to such party's Cable Business (and, in the case of Insight, attributable to the Exchange Systems and Sale Systems) for the period after the Adjustment Time are for the account of the Partnership.

          (b) All advance payments to, or funds of third parties on deposit with, AT&T, Insight or Insight Central Ohio as of the Adjustment Time and relating to AT&T's or Insight's Cable Business (and in the case of Insight relating to the Exchange Systems and Sale Systems), including advance payments and deposits (including any accrued interest on such deposits) by subscribers served by such party's Cable Business (and in the case of Insight by the Exchange Systems or Sale Systems) for converters, encoders, decoders, cable television service and related sales, shall be assumed by, and credited to the account of, the Partnership.

          (c) There shall be credited to the Partnership (i) the economic value of all accrued vacation time that the Partnership credits after the Closing Time to the employees of Insight and AT&T that are hired by the Partnership pursuant to Section 7.3(f) and (ii) the economic value of all accrued vacation time of the employees of Insight Central Ohio as of the Closing Time, where economic value in the case of both clause (i) and (ii) is the amount equal to the cash compensation that would be payable to each such employee at his or her level of compensation on the Closing Date for a period equal to such employee's credited accrued vacation.

          (d) There shall be credited to AT&T and Insight, as applicable, the economic value of any salary paid by such party for periods after the Adjustment Time to employees that are hired by the Partnership pursuant to
     Section 7.3(f).

          (e) All deposits relating to the business and operations of each party's Systems (and in the case of Insight those relating to the Exchange Systems and Sale Systems) that are held by Third Parties as of the Adjustment Time for the account of such party or as security for such party's performance of its obligations, including deposits on leases and deposits for utilities, will be credited to the account of such party in their full amounts and will become the property of the Partnership; provided that no adjustment will be made for any deposits the full benefit of which for contractual or other reasons cannot be made available to the Partnership within 12 months following the Adjustment Time.

          (f) Neither AT&T nor Insight will receive credit for any (i) accounts receivable of their Cable Businesses resulting from cable television service or internet service sales any portion of which is 60 days or more past due as of the Adjustment Time, or (ii) accounts receivable from customers whose accounts are inactive or whose service is pending disconnection for any reason as of the Adjustment Time. AT&T and Insight will receive credit for accounts receivable of their Cable Businesses resulting from cable television service or internet service sales the entire portion of which are 0-59 days past due as of the Adjustment Time in an amount equal to 99% of the face amount of such accounts receivable. For purposes of making "past due" calculations under the foregoing sentence, the billing statements of a System (including an Exchange System or Sale System) will be deemed to be due and payable on the first day of the period during which the service to which such billing statements relate is provided. AT&T and Insight will receive credit for advertising accounts receivable of their Cable Businesses as follows: (i) 100% of the face amount of the advertising accounts receivable which are outstanding 30 days or less from the invoice date, (ii) 95% of the face amount of all advertising accounts receivable which are outstanding more than 30 but fewer than 61 days from the invoice date, (iii) 80% of the face amount of all advertising accounts receivable which are outstanding more than 60 but fewer than 91 days from the invoice date, and (iv) 50% of the face amount of all advertising accounts receivable which are outstanding more than 90 but fewer than 121 days from the invoice date. Neither AT&T nor Insight will receive credit for advertising accounts receivable of their Cable Businesses which are outstanding more than 120 days from the invoice date. Notwithstanding the foregoing, each of AT&T and Insight will receive credit for 100% of the face amount of advertising accounts receivable of their Cable Businesses from national and regional representation accounts, regardless of the age thereof.

          (g) Insight shall receive a credit equal to $17,500,000, which credit will be effected by a reduction in the Aggregate Gross Fair Market Value of the AT&T Assets, for aggregate capital expenditures made by Insight or Insight Central Ohio during the period from September 30, 1999 through the Adjustment Time relating to (i) upgrades and rebuilds of the Insight System plant capacity and associated items (including headend sites and headend equipment to expand channel capacity), and (ii) the launch of digital services for the Insight Systems, including the purchase of digital converters (but not including digital converters purchased in the ordinary course of business to replace lost, stolen or defective digital converters), the launch of telephony services and the launch of high speed data services, including the purchase of modems. To the extent Insight makes any upgrades to the Exchange Systems during the Interim Period pursuant to Section 7.24 of the Exchange Agreement, Insight shall receive a credit equal to the cost of such upgrades.

          (h) AT&T shall receive a credit, not to exceed $200,000, equal to the amount of capital expenditures by AT&T during the period from September 30, 1999 through the Adjustment Time relating to (i) upgrades and rebuilds of the Cayuga and Indianola AT&T Systems plant capacity and associated items (including headend sites and headend equipment to expand channel capacity), and (ii) the launch of digital services for the Cayuga and Indianola AT&T Systems, including the purchase of digital converters (but not including digital converters purchased in the ordinary course of business to replace lost, stolen or defective digital converters), the launch of telephony services, and the launch of high speed data services, including the purchase of modems.

          (i) AT&T shall reimburse the Partnership for a portion of the fees the Partnership incurs in connection with obtaining and securing financing pursuant to the New Credit Agreement. Such reimbursement by AT&T shall be for $1,000,000 and will be effected by a credit in favor of the Partnership in such amount reflected in AT&T's Final Adjustment Certificate.

          (j) Any amounts paid, or accrued as a current liability, prior to the Adjustment Time by AT&T or its Affiliates with respect to retroactive franchise fees in respect of the AT&T Systems, or by Insight or its Affiliates with respect to retroactive franchise fees in respect of the Insight Contributed Systems that have not been collected prior to the Adjustment Time will be credited to the account of AT&T or Insight, as applicable, in their full amounts to the extent that (i) such amounts can legally be passed through to and collected from subscribers of the AT&T Systems, the Insight Systems, the Exchange Systems or the Sale Systems, as applicable, after Closing, and (ii) no agreement has been entered into prohibiting the collection of such amounts, with such amounts upon collection being assets of the Partnership.

          (k) The adjustments provided for in this Section 3.3 will be made without duplication. In addition, none of the adjustments provided for in this Section 3.3 will be made with respect to any Excluded Asset or with respect to any item of income or expense related to an Excluded Asset.

          (l) The parties presently intend that the adjustments made in respect of the Exchange Systems pursuant to Section 3 of the Exchange Agreement and of the Sale Systems pursuant to Section 3 of the Sale Agreement will be made between AT&T and the Partnership directly without the necessity of Insight making any duplicating adjustments with the Partnership pursuant to
     Section 3 of this Agreement. If for any
     reason Insight and AT&T determine that the foregoing procedure may have adverse tax or other consequences to Insight, AT&T or the Partnership, Insight and AT&T will cooperate in all reasonable respects to give effect to the adjustments contemplated with respect to the Exchange Systems and the Sale Systems in a manner that preserves the benefit of the economic bargain between Insight and AT&T and avoids any such adverse consequences, provided that to the extent Insight would be required to make any payment to the Partnership (or decrease the amount of Insight Permitted Debt) in respect of any such duplicating adjustments, Insight shall not be required to make such payment (or give effect to any such decrease) until it receives a payment from AT&T pursuant to the Exchange Agreement or the Sale Agreement, as applicable, in the amount of such payment or decrease. Notwithstanding the foregoing, for purposes of making the calculations specified in Section 3.3, the Insight Closing Adjustment will include the adjustments in respect of the Exchange Systems and the Sale Systems in accordance with the following: (i) the Insight Closing Adjustment with respect to the Sale Systems will duplicate the adjustments made in respect of the Sale Systems pursuant to Section 3.1 of the Sale Agreement and (ii) the Insight Closing Adjustment with respect to the Exchange Systems will duplicate the adjustments made in respect of the Exchange Systems pursuant to Section 3.2 of the Exchange Agreement.

     (e) Section 3.4 of the Original Agreement is amended and restated in its entirety to read as follows:

          3.4  Calculation of Adjustments.
               --------------------------

               (a) Each of AT&T and Insight will estimate in good faith the Closing Adjustments with respect to its Systems and in the case of Insight, with respect to the Exchange Systems and Sale Systems (subject to Section 3.3(j) and provided that Insight's Closing Adjustments with respect to the Exchange Systems and the Sale Systems will be based solely on the certificates provided by AT&T under the Exchange Agreement and the Sale Agreement), and set forth the same, together with a detailed statement of the calculation thereof, in a certificate (the "Initial Adjustment Certificate") executed by an authorized representative of such party and delivered to the other party at least 10 Business Days prior to the Closing. Each Initial Adjustment Certificate will be accompanied by appropriate supporting documentation, including an accounts receivable detail with relevant aging information as of the Adjustment Time, in summary form, supporting the determination of the Closing Adjustment proposed in such certificate. Following receipt of such Initial Adjustment Certificate, the recipient shall have five Business Days to review such schedule and supporting information and to notify the preparer of such Initial Adjustment Certificate of any disagreements with the preparer's estimates of its Closing Adjustment. If the recipient provides a notice of disagreement with the preparer's estimates of such amounts within such five Business Day period, AT&T and Insight shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing on such estimated amounts as of the Adjustment Time.

     The estimates so agreed upon by AT&T and Insight or (if the parties do not reach such an agreement on such estimated amounts set forth in the Initial Adjustments Certificate prior to the Closing Date or if the recipient fails to provide a notice of disagreement with the preparer's estimates of such amounts within the time provided) the estimates of such Closing Adjustments set forth in the Initial Adjustments Certificate shall be the basis for determining Aggregate Gross Fair Market Value and Permitted Debt pursuant to Section 3.2. All disagreements that may exist with respect to the Initial Adjustment Certificate shall be resolved in connection with the preparation of the Final Adjustment Certificate pursuant to paragraph (b) below.

          (b) Within 90 days after the Closing, each of AT&T and Insight will deliver to the other a certificate (the "Final Adjustment Certificate") showing in full detail its final determination of the Closing Adjustment with respect to its Systems and in the case of Insight, with respect to the Exchange Systems and Sale Systems (subject to Section 3.3(j) and provided that Insight's Closing Adjustments with respect to the Exchange Systems and Sale Systems will be based solely on the certificates provided by AT&T under the Exchange Agreement and the Sale Agreement), which certificate will be accompanied by appropriate documentation supporting the amounts proposed in such certificate, including an accounts receivable detail with relevant aging information as of the Adjustment Time, and which will be executed by an officer of such party. Each recipient party will review the other's Final Adjustment Certificate and will give written notice to the preparing party of any objections it has to the calculations shown in such certificate within 30 days after its receipt thereof. AT&T and Insight will endeavor in good faith to resolve any such objections within 30 days after the receipt by the parties of each other's objections. If any objections or disputes have not been resolved at the end of such 30-day period, the disputed portions of the Closing Adjustments will be determined within the following 30 days by a partner in a major accounting firm with substantial cable television audit experience which is not the auditor of either Insight or AT&T (or any Affiliate of either of them) and the determination of such auditor will be final and will be binding upon all parties. If Insight and AT&T cannot agree with respect to the selection of an auditor, Insight and AT&T will each select an auditor and those two auditors will select a third auditor whose determination will be final and will be binding upon all parties. Insight and AT&T will bear equally the expenses arising in connection with an auditor's determination of disputed amounts, and payment of the final amounts due under Section 3.3 (after taking into account any amounts included in the calculation of Aggregate Gross Fair Market Value and Permitted Debt pursuant to Section 3.2) will be made by the party responsible therefor to the party to whom such payment is required to be made pursuant to this Agreement in immediately available funds within 15 Business Days after the final determination is made.

          (c) Each of Insight and AT&T will provide to the other reasonable access to all records in its possession which were used in the preparation of its Initial Adjustment Certificate and Final Adjustment Certificate and as may be necessary in the preparation of the other party's Initial Adjustment Certificate and Final Adjustment Certificate.

7. Assumed Obligations and Liabilities. Section 4.1 of the Original Agreement is amended and restated in its entirety to read as follows:

          4.1  Assumed Obligations and Liabilities. As of the Closing, the
               -----------------------------------
     Partnership will assume and after the Closing, the Partnership will pay, discharge and perform the following (the "Assumed Obligations and Liabilities"): (a) those obligations and liabilities accruing and relating to periods after the Closing Time under or with respect to the Assets, Exchange Assets and Sale Assets; (b) those obligations and liabilities of AT&T, Insight and Insight Central Ohio to customers of their respective Cable Businesses and to customers of the Exchange Systems and Sale Systems for (i) subscriber deposits related to the Systems, Exchange Systems and Sale Systems held by AT&T, Insight, or Insight Central Ohio as of the Adjustment Time in the amount credited to the Partnership under Section 3.3 and (ii) customer, advertising and other advance payments held by AT&T, Insight or Insight Central Ohio as of the Adjustment Time in the amount credited to the Partnership under Section 3.3; (c) all obligations and liabilities accruing and relating to the Cable Businesses, the Exchange Systems and the Sale Systems prior to the Adjustment Time in respect of which the Partnership received a credit pursuant to Section 3.3; (d) the AT&T Permitted Debt and the Insight Permitted Debt (including the Insight Central Ohio Component of the Insight Permitted Debt and the Insight Central Ohio Credit Agreement) to the extent related to the period from and after the Closing Time; and (e) all other remaining obligations and liabilities accruing and relating to periods after the Closing Time and arising out of the ownership of the Assets, Exchange Assets or Sale Assets or operation of the Systems, Exchange Systems or Sale Systems after the Closing Time, except to the extent that such obligations or liabilities relate to any AT&T Excluded Asset or Insight Excluded Asset. All obligations and liabilities, contingent, fixed or otherwise, arising out of or relating to the Assets or the Systems other than the Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of AT&T or Insight, as the case may be, including any obligation, liability or claim relating to or arising pursuant to (x) rate refunds to subscribers of their Systems with respect to rates charged to such subscribers during periods through and including the Closing Time, (y) litigation commenced prior to, or related to an event occurring at any time prior to the Closing Time (including in the case of Insight, litigation against Holdings (Central Ohio) or Insight Central Ohio) or (z) any AT&T Excluded Asset or Insight Excluded Asset, including the Social Contract released on August 3, 1995 (FCC 95-335) between Continental Cablevision and the FCC, as amended by the Social Contract Amendment released on August 23, 1996 (FCC 96-358) (the "MediaOne Social Contract"), the Time Warner Social Contract, and, subject to Section 7.17, the pending Settlement Agreement and Release that relates to certain of the AT&T Systems with respect to late fees charged by them, a copy of which, in the form submitted to the courts, has been provided to Insight by AT&T (the "AT&T Late Fee Settlement").

     The parties acknowledge that while the Partnership will acquire ownership of Holdings (Central Ohio) and Insight Central Ohio and therefore, certain liabilities and obligations may remain in Holdings (Central Ohio) and Insight Central Ohio as a matter of law that are not Assumed Obligations and Liabilities, the parties intend that as between Insight and the Partnership and its Affiliates, the Partnership and its Affiliates will only be responsible for those liabilities and obligations for which it would have been responsible if the Partnership did not acquire ownership of such entities and instead acquired direct ownership of the Insight Central Ohio Assets in the same manner and on equivalent terms and conditions as it is acquiring the other Insight Assets. Without limiting the foregoing, Insight will be responsible for all obligations and liabilities, contingent, fixed or otherwise, of Holdings (Central Ohio) and Insight Central Ohio that are not included in the definition of Assumed Obligations and Liabilities.

8.   Representations and Warranties.

     (a) Section 6.1 of the Original Agreement is amended and restated in its entirety to read as follows:

          6.1  Organization and Qualification of AT&T.  Command Cable of Eastern
               --------------------------------------
     Illinois Limited Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New Jersey; MediaOne of Illinois, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; Northwest Illinois TV Cable Company is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Illinois; S/D Cable Partnership, Ltd. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Colorado; TCI American Cable Holdings, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Colorado; TCI of Bloomington/Normal, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; TCI Cablevision of Texas, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas; UACC Midwest, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; United Cable Television of Illinois Valley, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois; United Cable Television of Southern Illinois, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; Northwest Illinois TV Cable Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and TCI LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. Each of the AT&T Subsidiaries (a) has all requisite corporate, partnership or limited liability company power and authority to own, lease and use the AT&T Assets owned, leased or used by it and to conduct its portion of AT&T's Cable Business as it is currently conducted and (b) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the AT&T Assets owned or leased by it or the nature of its activities in connection with the AT&T Systems makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on the ownership or operation of AT&T's Cable Business, the AT&T Assets or AT&T Systems or on the ability of AT&T to perform its obligations under this Agreement. Command Cable of Eastern Illinois Limited Partnership's U.S. taxpayer identification number is 22-310348; MediaOne of Illinois, Inc.'s taxpayer identification number is 37-0889911; Northwest Illinois TV Cable Company's U.S. taxpayer identification number is 73-0802080, S/D Cable Partners, Ltd.'s U.S. taxpayer identification number is 91-1366600, TCI American Cable Holdings, L.P.'s U.S. taxpayer identification number is 84-1359446, TCI of Bloomington/Normal, Inc.'s U.S. taxpayer identification number is 54-0885233, TCI Cablevision of Texas, Inc.'s U.S. taxpayer identification number is 84-1025348, UACC Midwest, Inc.'s U.S. taxpayer identification number is 61116778, United Cable Television of Illinois Valley, Inc.'s U.S. taxpayer identification number is 36-2263228, United Cable Television of Southern Illinois, Inc.'s U.S. taxpayer identification number is 37-0812957, and Northwest Illinois T.V. Cable Co.'s U.S. taxpayer identification number is 370893868.

9.   Amended Covenants.

     (a) Section 7.3(b) of the Original Agreement is amended and restated in its entirety to read as follows:

               (b) Each of AT&T, Insight or their Affiliates will pay to all employees of its Cable Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance (if applicable), insurance, vacation (except for accrued vacation included in the adjustments calculated pursuant to Section 3.3(c) to be carried over pursuant to Section 7.3(f)), pension, profit sharing, disability payment, medical, sick pay and other compensation or benefits to which they are entitled for periods through and including the date of termination of the employee's employment with AT&T or Insight, as applicable, or with respect to employees of Insight Central Ohio through the Adjustment Time, in accordance with the terms and conditions of any arrangement providing for such compensation or benefits, including, without limitation, all amounts, if any, payable on account of the termination of their employment. The Partnership will reimburse AT&T or Insight, as applicable, for any such compensation paid by AT&T or Insight to the employees of their respective Cable Businesses for periods after the Adjustment Time. Each of AT&T and Insight shall promptly satisfy any legal obligation with respect to continuation of group health coverage for their respective employees required pursuant to Section 4980B of the Code or Section 601, et seq., of ERISA.

     (b) Section 7.3(d) of the Original Agreement is amended and restated in its entirety to read as follows:

               (d) All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of either AT&T or Insight or their Affiliates or arising under any Legal Requirement affecting System employees of such party or its Affiliates incurred through and including the Closing Time or resulting from or arising from events, obligations or occurrences occurring or commencing through and including the Closing Time will remain the responsibility of such party, whether or not such employees are hired by the Partnership after the Closing Time. The Partnership will be responsible for any such claims and obligations from and after the Closing Time. The Partnership will not have nor assume any obligation or liability under or in connection with any such plan maintained by either AT&T or Insight or either of its Affiliates. For purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows:
     (i) medical, dental and/or prescription drug benefits when the treatment is provided, except with respect to such benefits provided in connection with a continuous period of hospitalization, which shall be deemed to be incurred at the time of admission to the hospital; (ii) life, accidental death and dismemberment and business travel accident insurance benefits and workers= compensation benefits, upon the death, disability or accident giving rise to such benefits; and (iii) salary continuation or other short-term disability benefits, or long-term disability, upon commencement of the disability giving rise to such benefit. In regard to any Employee on Leave Status, such responsibility for benefit coverage of such employee, and liability for payment of benefits, shall remain that of AT&T or Insight, as applicable, until such employee becomes a Hired Employee of the Partnership after the Closing Time pursuant to Section 7.3.(a) or is terminated by AT&T or Insight or their respective Affiliates.

     (c) Section 7.26 of the Original Agreement is amended and restated in its entirety to read as follows:

          7.26 [Intentionally Deleted.]

     (d)  Section 7 of the Original Agreement is amended to add the following
Section 7.29:

          Section 7.29   Advertising Sales.
                         -----------------

               (a) Within 30 days after Closing, the Partnership will enter into third party representation agreements with AT&T or its Affiliates, pursuant to which (i) the Partnership will provide advertising sales services to AT&T's cable television systems located in Keokuk, Iowa; Hannibal, Missouri; and Mattoon, Charleston and Effingham, Illinois and
     (ii) the AT&T Entities or their Affiliates will provide advertising sales services to the cable television systems located in Galesburg, Monmouth, and Kewanee, Illinois. In addition, within 30 days after Closing, the Partnership will enter into a third party representation agreement with TCI American Cable Holdings, L.P., which agreement will have a term of no longer than 90 days, pursuant to which the advertising sales office in

     Moline, Iowa will provide advertising sales services to the cable television systems located in Sterling, Rock Falls, LaSalle, Peru, Dixon and Oregon, Illinois (the "Transition Systems"). The Partnership will make whatever arrangements are necessary (such as purchasing insertion equipment, entering into agreements with advertisers, establishing billing and encoding systems) to enable the Partnership to provide complete advertising sales services to the Transition Systems without assistance from TCI American Cable Holdings, L.P. within 90 days after Closing.

               (b) The advertising sales agreements between Insight and AT&T or AT&T's Affiliates with respect to the Freeport system and the Belvidere system shall automatically terminate concurrently with the Closing.

     (e)  Section 7 of the Original Agreement is amended to add the following
Section 7.30:

          7.30 Real Property Transfers.
               -----------------------

               (a) Insight and AT&T will each deliver to the Partnership, within 30 days after Closing, any documents that Insight or AT&T, as applicable, has not executed and delivered to the Partnership at the Closing and that are necessary for the Partnership to (i) record with the appropriate Governmental Authority the deeds delivered in accordance with
     Section 9.2(b) of this Agreement, in the case of deed deliveries by AT&T and Section 9.3(b) of this Agreement, in the case of deed deliveries by Insight, and (ii) pay any Taxes or fees associated with such recording or the conveyance of the Owned Real Property to the Partnership. The transfer or similar Taxes, recording fees and other expenses associated with recording the deeds and contributing the Owned Real Property pursuant to this Agreement and the fee owned real estate acquired by Insight pursuant to the Sale Agreement shall be advanced by the Partnership to each of AT&T and Insight, as required, at the time of recording and adjusted between Insight, AT&T and the Partnership in accordance with the provisions of
     Section 7.8 of the Original Agreement on the Final Adjustment Certificate.

               (b) If Insight or AT&T makes a good faith error in calculating any transfer or similar Taxes payable by such party in connection with the transfer of its Owned Real Property to the Partnership, or if the amount of any such Tax, recording fee or similar charge paid or tendered by Insight in connection with recording the deeds described in Section 7.32(a) is finally determined to be insufficient by any Governmental Authority, Insight and/or AT&T, as applicable, in accordance with Section 7.8 of this Agreement, shall reimburse the Partnership for such Taxes and fees and an adjustment will be made as necessary to each party's Final Adjustment Certificate as appropriate to reflect the actual amount of Taxes paid by such party and attributable to such party (as ultimately determined by any Governmental Authority), which amounts will be deemed to include any penalties and interest associated with such Taxes or payments, pursuant to
     Section 7.8 of the Agreement.

               (c) The provisions in this Section 7.30 do not relieve AT&T, Insight or the Partnership from any other obligations to each other under this Agreement unless such obligations are directly in conflict with the provisions set forth in this Section 7.30.

     (f)  Section 7 of the Original Agreement is amended to add the following
Section 7.31:

          7.31 Lien Releases.  To the extent Insight or AT&T has not delivered
               -------------
at Closing the Lien Releases required by Section 9.2(c) and 9.3(c) of the Agreement, Insight and AT&T will each deliver to the other and the Partnership, within 20 days of Closing, (i) evidence, reasonably satisfactory to the recipient of such evidence, that all Liens (other than Permitted Liens) affecting or encumbering the Insight Assets or AT&T Assets, as applicable, have been terminated, released or waived, as appropriate, or (ii) original, executed instruments in form reasonable satisfactory to such recipient party effecting such termination, releases or waivers.

     (g)  Section 7 of the Original Agreement is amended to add the following
Section 7.33:

     7.33 Copyright Fees and Franchise Fees.
          ---------------------------------

          (a) AT&T shall prepare and file in a timely manner all filings for the AT&T Systems for all periods ending on or prior to the Adjustment Time that are required to be filed after the Adjustment Time pursuant to Section 111 of the Copyright Act and the related regulations of the Copyright Office. AT&T shall be responsible for and shall pay in a timely manner all amounts payable pursuant to Section 111 of the Copyright Act and the related regulations of the Copyright Office for the AT&T Systems for all periods ending on or prior to the Adjustment Time. AT&T shall provide Insight with copies of all filings in the form filed with the Copyright Office together with evidence of payment of all copyright royalty fees and other amounts paid to the Copyright Office pursuant to Section 111 of the Copyright Act and the related regulations of the Copyright Office. AT&T shall be responsible for and shall timely respond to all Copyright Office and third party inquiries relating to AT&T=s copyright filings and royalty fee payments for the AT&T Systems covering all periods ending on or prior to the Adjustment Time and shall provide Insight with copies of all such inquiries and correspondence between AT&T , the Copyright Office or third parties related to AT&T=s copyright filings and royalty fee payments for the AT&T Systems.

          (b) Insight shall prepare and file in a timely manner all filings for the Insight Systems for all periods ending on or prior to the Adjustment Time that are required to be filed after the Adjustment Time pursuant to
     Section 111 of the Copyright Act and the related regulations of the Copyright Office. Insight shall be responsible for and shall pay in a timely manner all amounts payable pursuant to Section 111 of the Copyright Act and the related regulations of the Copyright Office for the Insight Systems for all periods ending on or prior to the Adjustment Time. Insight shall provide AT&T with copies of all filings in the form filed with the Copyright Office together with evidence of payment of all copyright royalty fees and other amounts paid to the Copyright Office pursuant to Section 111 of the Copyright Act and the related regulations of the Copyright Office. Insight shall be responsible for and shall timely respond to all Copyright Office and third party inquiries relating to Insight's copyright filings and royalty fee payments for the Insight Systems covering all periods ending on or prior to the Adjustment Time and shall provide AT&T with copies of all such inquiries and correspondence between Insight, the Copyright Office or third parties related to Insight's copyright filings and royalty fee payments for the Insight Systems.

          (c) AT&T shall be responsible for and shall pay in a timely manner all franchise fees and other amounts payable pursuant to the AT&T System Franchises for all periods ending on or prior to the Adjustment Time, shall prepare and timely submit to the applicable franchising authorities all related reports, and shall timely respond to all inquiries from the applicable franchising authority relating to such franchise fee payments. AT&T shall provide Insight with evidence of payment of all such amounts and copies of all reports and related correspondence in the form submitted to or received from the franchising authorities.

          (d) Insight shall be responsible for and shall pay in a timely manner all franchise fees and other amounts payable pursuant to the Insight System Franchises for all periods ending on or prior to the Adjustment Time, shall prepare and timely submit to the applicable franchising authorities all related reports, and shall timely respond to all inquiries from the applicable franchising authority relating to such franchise fee payments. Insight shall provide AT&T with evidence of payment of all such amounts and copies of all reports and related correspondence in the form submitted to or received from the franchising authorities.

10   Final Schedules.  The Schedules delivered by AT&T on October 26, 2000 constitute the final AT&T Schedules to the Original Agreement (the "Final AT&T Schedules"). The Schedules delivered by the Insight Entities on October 27, 2000 constitute the final Insight Schedules to the Original Agreement (the "Final Insight Schedules"). The Final AT&T Schedules and Final Insight Schedules (together, the "Final Schedules") were delivered in accordance with
Section 7.28 of the Contribution Agreement and are deemed to have been attached to the Original Agreement and to have been a part thereof for all purposes as of the execution date of the Original Agreement. Attached as Exhibit 2 (with respect to the Insight Final Schedules) and Exhibit 3 (with respect to the AT&T Final Schedules) are (a) copies of the Final Schedules incorporating corrections (the "Corrected Schedules") necessary to reflect any agreements between the parties, with respect to the assignment or transfer of retransmission consent agreements, construction contracts, advertising sales assets or call center services, or corrections as to factual matters set forth in the Final Schedules that have been discovered to be incorrect since delivery of the Final Schedules and (b) blacklined versions of the Corrected Schedules compared to the Final Schedules. The corrections made to the Final Schedules as described above are deemed to be incorporated into each party's Final Schedules and are deemed to have been attached to the Original Agreement and to have been a part thereof for all purposes as of the execution date of the Original Agreement.

11   Transitional Services.

     (a) The Parties agree that they will provide, or will cause their Affiliates to provide, to each other, as necessary, the transitional services described on Exhibit 4 to this Amendment (the "Transitional Services") for the periods specified for each such service on Exhibit 4. For purposes of this
Section 11(a), the term "Provider" refers to either AT&T or Insight in its capacity as the original owner of a System (which includes the Exchange Systems and Sale Systems in the case of AT&T) to which the relevant Transitional Services relate and as the provider of the Transitional Services to the Partnership. The Transitional Services provided pursuant to this Section 11(a) will be substantially similar to the quality, nature and scope of comparable services provided to the Systems (including the Exchange Systems and Sale Systems) prior to the Closing and otherwise on terms and conditions mutually satisfactory to the Parties. During the period when the Transitional Services are provided, the Partnership will use commercially reasonable efforts, or will cause its Affiliates to use commercially reasonable efforts, to establish any necessary arrangements to permit the Partnership to provide the Transitional Services directly to the AT&T Systems, Insight Systems, Exchange Systems and Sale Systems without further assistance from Provider. The Partnership will reimburse Provider for any reasonable costs (which in no event will be less than the actual out-of-pocket costs to the Provider of providing such services) associated with the provision of the Transitional Services promptly upon the receipt of an invoice from the Provider specifying such costs. The Partnership will cooperate in good faith to effect (i) the transition of email and network services for the Systems (including the Exchange Systems and the Sale Systems) to its own, or its Affiliates', email and network systems within 30 days after the Closing and (ii) the transition of customer credit card payment processing for the Systems (including the Exchange Systems and Sale Systems) to the processing system of the Partnership within 90 days after the Closing.

     (b) In addition, if necessary, the Partnership will provide, or will cause its Affiliates to provide, Transitional Services to AT&T or Insight if any of the Systems (including Exchange Systems and Sale Systems), prior to Closing, provided such services to any cable television systems retained by AT&T or Insight (the "Retained Systems"). The Transitional Services provided pursuant to this Section 11(b) will be substantially similar to the quality, nature and scope of comparable services AT&T or Insight, as applicable, received from the Systems (including the Exchange Systems and Sale Systems) prior to the Closing and otherwise on terms and conditions mutually satisfactory to the Parties. During the period when any such Transitional Services are provided by the Partnership, AT&T and Insight will use commercially reasonable efforts to establish any necessary arrangements to permit AT&T or Insight, as applicable, to provide the Transitional Services directly to the Retained Systems without further assistance from the Partnership. AT&T and Insight will reimburse the Partnership for any reasonable costs (which in no event will be less than the actual out-of-pocket costs to the Partnership of providing such services) associated with the provision of the Transitional Services promptly upon the receipt of an invoice from the Partnership specifying such costs. Each of AT&T and Insight will cooperate in good faith with the Partnership to effect (i) the transition of email and network services relating to the Retained Systems to its own, or its Affiliates', email and network systems within 30 days after the Closing and (ii) the transition of customer credit card payment processing for the Retained Systems to the processing system of AT&T or Insight, as applicable, within 90 days after the Closing.

     (c)  Notwithstanding Sections 11.2 through 11.4 or Sections 11.6 though
11.8 of the Original Agreement, neither the Service Provider (for purposes of this Section, "Service Provider" means a Provider, in the case of services provided pursuant to Section 11(a) above, or the Partnership, in the case of services provided pursuant to Section 11(b) above) nor any of its Affiliates will be liable to the Recipient (for purposes of this Section, "Recipient" means the Partnership, in the case of services provided pursuant to Section 11(a) above, or Insight or AT&T, in the case of services provided pursuant to Section 11(b) above) or any of its Affiliates for any Losses arising out of, relating to or in connection with this Section 11 or the performance or non-performance by such Service Provider of the Transitional Services hereunder, except to the extent such Losses are attributable to such Service Provider's or its Affiliate's bad faith, gross negligence or willful misconduct or breach of this
Section 11. The Recipient shall indemnify each Service Provider and its Affiliates for, and hold each of them harmless from and against, any and all Losses arising out of, relating to or in connection with this Agreement or the performance or non-performance by such Service Provider of the Transitional Services, except to the extent such Losses are attributed to such indemnified party's or its Affiliate's bad faith, gross negligence or willful misconduct or breach of this Section 11. Such indemnification by the Recipient will include but not be limited to any Losses arising out of the Recipient's, or its Affiliates, use of or access to the Service Provider's email or network systems.

     (d) This Section 11 supersedes Section 7.11 of the Original Agreement, except that the notices provided by the Parties pursuant to Section 7.11 shall not be affected.

12   Required Consents.  The Parties waive, subject to Section 7.16 of the
Original Agreement, the conditions to closing set forth in Section 8.1(e) and 8.2(e) of the Original Agreement to the extent any Required Consents described in such sections have not been received and delivered prior to Closing.

13   Counterparts.  This Amendment may be executed in counterparts, each of which will be deemed an original. This Amendment will be binding on the parties only upon the delivery of original, true photocopy or facsimile of manually-executed counterparts, and may not be executed or delivered electronically (other than delivery by facsimile).

14.  Governing Law.   THIS AMENDMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL
BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF DELAWARE.

15. Severability. Any term or provision of this Amendment that is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Amendment. The provisions of this Amendment shall survive the delivery of any deed evidencing the conveyance of the Owned Real Property in conformance with the Agreement.

16. Construction of Amendment. This Amendment has been negotiated by the undersigned and their respective legal counsel, and legal or equitable principles that might require the construction of this Amendment or any provision of this Amendment against the party drafting this Amendment will not apply in any construction or interpretation of this Amendment. The word "include" and derivatives of that word are used in this Amendment in an illustrative sense rather than limiting sense.

17. Effect of Amendment. Except as amended by this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force. From and after the date of this Amendment, each reference in the Original Agreement to "this Agreement," "hereof," "hereunder" or words of like import, and all references to the Original Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature (other than in this Amendment or as otherwise expressly provided) shall be deemed to mean the Original Agreement, as amended by this Amendment.

     The parties have executed this Amendment to Asset Contribution Agreement as of the day and year first above written.


                              MEDIAONE OF ILLINOIS, INC.


                              By:_______________________________________________
                              Name:_____________________________________________
                              Title:____________________________________________


                              NORTHWEST ILLINOIS TV CABLE COMPANY

                              By: Northwest Illinois Cable Corporation, it liquidating general partner


                              By:_______________________________________________
                              Name:_____________________________________________
                              Title:____________________________________________


                              S/D CABLE PARTNERS, LTD.

                              By: TCID Partners, Inc., its managing general partner


                              By:_______________________________________________
                              Name:_____________________________________________
                              Title:____________________________________________


                              TCI AMERICAN CABLE HOLDINGS, L.P.


                              By:  TCI of Council Bluffs, Inc., its general
                              partner

                              By:_______________________________________________
                              Name:_____________________________________________
                              Title:____________________________________________

                                   TCI OF BLOOMINGTON/NORMAL, INC.


                                   By:__________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________

                                   TCI CABLEVISION OF TEXAS, INC.


                                   By:__________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________

                                   UACC MIDWEST, INC.


                                   By:__________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________

                                   UNITED CABLE TELEVISION OF ILLINOIS VALLEY,
                                   INC.


                                   By:__________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________

                                   UNITED CABLE TELEVISION OF SOUTHERN ILLINOIS, INC.


                                   By:__________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________

                                   TCI OF INDIANA HOLDINGS, LLC


                                   By:__________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________

                                   COMMAND CABLE OF EASTERN ILLINOIS LIMITED
                                   PARTNERSHIP

                                   By: TCI Command II, Inc., its general partner


                                   By:__________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________

                                   NORTHWEST ILLINOIS TV CABLE CO.


                                   By:__________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________

                                   INSIGHT COMMUNICATIONS COMPANY, L.P.

                                   By: Insight Communications Company, Inc., its
                                       general partner

                                   By:__________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________

                                 INSIGHT MIDWEST, L.P.

                                 By: Insight Communications Company, L.P., its
                                     general partner

                                     By: Insight Communications Company, Inc.,
                                         its general partner


                                 By:__________________________________________
                                 Name:________________________________________
                                 Title:_______________________________________

                                 and

                                 By: TCI of Indiana Holdings, LLC, its limited
                                     partner


                                 By:__________________________________________
                                 Name:________________________________________
                                 Title:_______________________________________